SPECIAL CUSTODY AGREEMENT

PURSUANT TO RULE 17f-1

This Special Custody Agreement (“Agreement”) dated August 4, 2015, is made by and among ADVISORS PREFERRED Trust, an investment company registered with the U.S. Securities and Exchange Commission ("Principal"); CEROS FINANCIAL SERVICES, INC. (formerly, Rydex Financial Services, Inc.), a registered broker-dealer and member of FINRA/SIPC (“Broker"); and NATIONAL FINANCIAL SERVICES LLC, a registered broker-dealer and member of FINRA/SIPC (“Clearing Firm”).

WHEREAS, the Principal is a mutual fund under the Investment Company Act of 1940, as amended (the “1940 Act”), and is comprised of several series, certain of which are listed on Appendix A hereto (the “Funds”);

WHEREAS, Broker serves as broker to the Funds pursuant to one or more brokerage agreements with the Principal for the benefit of the Funds (the “Brokerage Agreements”);

WHEREAS, Clearing Firm provides clearing services to the Broker pursuant to a fully disclosed clearing agreement (the “Clearing Agreement”) filed with FINRA;

WHEREAS, nothing in this Agreement modifies, changes or shifts the allocation of responsibilities between Broker and Clearing Firm as defined in the Clearing Agreement and, with regard to the relationship between Broker and Clearing Firm, the Clearing Agreement will control in the event of a conflict between this Agreement and the Clearing Agreement;

WHEREAS, Broker may, pursuant to the Brokerage Agreements, receive instructions from the Funds’ respective investment advisers and sub-advisers, to purchase or sell securities on behalf of the Funds in various accounts custodied with Clearing Firm;

WHEREAS, pursuant to the Clearing Agreement, Broker will instruct Clearing Firm to purchase or sell securities on behalf of the Funds in various accounts established with Clearing Firm;

WHEREAS, Principal desires that Broker and Clearing Firm hold and/or administer on behalf of Principal certain Securities (e.g., underlying mutual funds and certain ETFs) that do not settle at the respective Funds’ custodian bank, but instead are held by or otherwise maintained under the control of Clearing Firm (“Securities”);

WHEREAS, all other securities bought and/or sold on behalf of the Funds by Broker that are not defined above under the term “Securities,” shall settle at the Funds’ respective custodian banks;

WHEREAS, Clearing Firm understands that by custodying such Securities on behalf of the Funds it assumes the role of an intermediary custodian to the Funds under the 1940 Act;

WHEREAS, under Rule 17f-1 under the 1940 Act (“Rule 17f-1”), the text of which is reproduced in Appendix B hereto, a broker can serve as a custodian to mutual funds pursuant to the terms listed in said Rule; and

WHEREAS, Clearing Firm is willing to serve as intermediary custodian to the Funds pursuant to Rule 17f-1;

THE PARTIES HEREBY AGREE AS FOLLOWS:

For good and valuable consideration Broker and Clearing Firm may custody on behalf of the Funds, the Securities defined above. Broker and Clearing Firm are willing to do so on the terms and conditions set forth in this Agreement. Accordingly, Principal, Broker and Clearing Firm hereby agree as follows:

1.	The Securities shall be individually segregated and marked in such a manner as to clearly identify them as the property of the Principal;

2.	The parties each have policies and procedures in place designed so that they cannot assign hypothecate, pledge or otherwise dispose of such Securities, except pursuant to instructions from Principal;

3.	The Securities will not be subject to lien or charge in favor of Broker or Clearing Firm;

4.	The Terms of this Agreement control and any contrary terms in the Brokerage Agreements are hereby superseded and amended accordingly;

5.	Principal, Broker and Clearing Firm hereby agree to reasonably cooperate with the Funds’ auditors and to maintain records in compliance with the 1940 Act and applicable rules.

6.	Principal and Broker each represent that they have conducted appropriate due diligence with respect to the custody process described herein and have determined with qualified outside counsel that such processes and this Agreement satisfies their obligations under applicable rules and regulations, including but not limited to Rule 17f-1.

7.	Each party hereto represents that it is properly authorized to execute this Agreement.

8.	Amendment; Termination. This Agreement may be amended at any time by a written instrument signed by the parties, e.g., when Clearing Firm no longer is holding or controlling securities on behalf of a Fund or new Funds are added to the Agreement. This agreement may be terminated separately with respect to a Fund and otherwise continue in effect with respect to the remaining Funds, upon 60 days' written notice to the other party, unless the parties agree on a different time period. Otherwise, this Agreement is coterminous for each Fund separately with respect to the applicable Brokerage Agreement pursuant to the terms therein. Upon such termination, Clearing Firm shall deliver or cause to be delivered the Securities, less any amounts due and owing to Clearing Firm under this Agreement (or the Brokerage Agreements), to the respective Fund’s custodian bank. Upon completion of such delivery, Clearing Firm shall be discharged of any further liability or responsibility with respect to the Securities so delivered. This Agreement terminates automatically and simultaneously with the termination of the Clearing Agreement.

8.	Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors in interest. Without consent of the parties, this agreement cannot be assigned to any third party.

9.	Governing Law. The validity, construction, and administration of this Agreement shall be governed by the applicable laws of the United States from time to time in force and effect and, to the extent not preempted by such laws of the United States, by the laws of the State of New York from time to time in force and effect.

10.	Effective Date. This Agreement shall be effective as of the date appearing below, and shall supersede any prior or existing agreements between the parties pertaining to the subject matter hereof.

Date: August 4, 2015

By: ADVISORS PREFERRED TRUST, “Principal”

Authorized Signature: /s/ Catherine Ayers-Rigsby

Name & Title: Catherine Ayers-Rigsby, President

Date: August 12, 2015

By: CEROS FINANCIAL SERVICES, INC. "Broker"

Authorized Signature: /s/ Catherine Ayers-Rigsby

Name & Title: Catherine Ayers-Rigsby, Chief Executive Officer

Date: August 12, 2015

By: NATIONAL FINANCIAL SERVICES LLC "Clearing Firm"

Authorized Signature: /s/ Pui Shan Ng

Name & Title: Pui Shan Ng, Vice President

Date: August 20, 2015

APPENDIX A

TO THE SPECIAL CUSTODIAN AGREEMENT AMONG

ADVISORS PREFERRED TRUST

NATIONAL FINANCIAL SERVICES, LLC

AND

CEROS FINANCIAL SERVICES, INC.

NAME OF FUND	DATE OF CEROS BROKERAGE AGREEMENT	NAME OF CUSTODIAN BANK
ADVISORS PREFERRED TRUST
OnTrack Core Fund	January 9, 2013	U.S. Bank N.A.
Qauntified Managed Bond Fund Quantified All-Cap Equity Fund Quantified Market Leaders Fund Quantified Alternative Investment Fund	August 12, 2013	U.S. Bank N.A.
Spectrum Low Volatility Fund	December 6, 2013	U.S. Bank N.A.
Spectrum Advisors Preferred Fund	May 26, 2015	U.S. Bank N.A.

APPENDIX B

TO THE SPECIAL CUSTODIAN AGREEMENT AMONG ADVISORS PREFERRED TRUST,

NATIONAL FINANCIAL SERVICES LLC AND CEROS FINANCIAL SERVICES, INC.

Rule 17f-1 -- Custody of Securities with Members of National Securities Exchanges

a.	No registered management investment company shall place or maintain any of its securities or similar investments in the custody of a company which is a member of a national securities exchange as defined in the Securities Exchange Act of 1934 (whether or not such company trades in securities for its own account) except pursuant to a written contract which shall have been approved, or if executed before January 1, 1941, shall have been ratified not later than that date, by a majority of the board of directors of such investment company.
b.	The contract shall require, and the securities and investments shall be maintained in accordance with the following:
1.	The securities and similar investments held in such custody shall at all times be individually segregated from the securities and investments of any other person and marked in such manner as to clearly identify them as the property of such registered management company, both upon physical inspection thereof and upon examination of the books of the custodian. The physical segregation and marking of such securities and investments may be accomplished by putting them in separate containers bearing the name of such registered management investment company or by attaching tags or labels to such securities and investments.
2.	The custodian shall have no power or authority to assign, hypothecate, pledge or otherwise to dispose of any such securities and investments, except pursuant to the direction of such registered management company and only for the account of such registered investment company.
3.	Such securities and investments shall be subject to no lien or charge of any kind in favor of the custodian or any persons claiming through the custodian.
4.	Such securities and investments shall be verified by actual examination at the end of each annual and semi-annual fiscal period by an independent public accountant retained by the investment company, and shall be examined by such accountant at least one other time, chosen by the accountant, during each fiscal year. A certificate of such accountant stating that an examination of such securities has been made, and describing the nature and extent of the examination, shall be attached to a completed Form N-17f-1 and transmitted to the Commission promptly after each examination.
5.	Such securities and investments shall, at all times, be subject to inspection by the Commission through its employees or agents.

6.	The provisions of paragraphs (b) (1), (2) and (3) of this section shall not apply to securities and similar investments bought for or sold to such investment company by the company which is custodian until the securities have been reduced to the physical possession of the custodian and have been paid for by such investment company: Provided, That the company which is custodian shall take possession of such securities at the earliest practicable time. Nothing in this subparagraph shall be construed to relieve any company which is a member of a national securities exchange of any obligation under existing law or under the rules of any national securities exchange.
c.	A copy of any contract executed or ratified pursuant to paragraph (a) of this section shall be transmitted to the Commission promptly after execution or ratification unless it has been previously transmitted.
d.	Any contract executed or ratified pursuant to paragraph (a) of this section shall be ratified by the board of directors of the registered management investment company at least annually thereafter.